                                                                    Rule 424(c)
                                                             Reg. No. 333-46932

                    INTERNATIONAL FLAVORS & FRAGRANCES INC.

                SUPPLEMENT TO PROSPECTUS DATED OCTOBER 16, 2000

   The 1,907,000 shares of IFF's Common Stock in column (B) are covered by this Prospectus and are, or may be, offered by IFF's directors or officers who, at the time of such offering, will have acquired these shares upon the exercise of options granted since October 1, 2000 under the 2000 Stock Option Plan for Non-Employee Directors or the 2000 Stock Award and Incentive Plan, or as a result of an annual grant of 1,000 shares of Common Stock made to each non-employee director on October 1, 2001. The shares of Common Stock shown in column (A) below include 714,002 of shares of Common Stock which the named directors and officers of IFF have (or will have as of 60 days after that date) the right to acquire under stock options granted by IFF.

                                                                                      Common Stock Which
                                                                                          May be Sold
                                                                                 --------------------------
                                                                                     (A)            (B)
                                                                                                Shares under
                                                                                                 Options or
                                                                                               Awards Granted
                                                                                              since October 1,
                                                                                               2000 which may
                                                                                 Common Stock  be offered for
                                                                                 Owned as of    the Selling
                                                                                 December 31,  Shareholder's
          Name                Position with IFF Within the Past Three Years        2000(1)        Account
          ----           ------------------------------------------------------- ------------ ----------------
Richard A. Goldstein.... Chairman of the Board and Chief Executive Officer
                          since June 2000                                           510,000       801,000
D. Wayne Howard......... Executive Vice President, Global Operations since
                          September 2000                                                  0       115,000
Carlos Lobbosco......... Executive Vice President, Global Business Development
                          since September 2000; Vice President prior thereto;
                          Director                                                   75,501       288,000
Julian W. Boyden........ Executive Vice President since November 2000                     0       100,000
Stephen A. Block........ Senior Vice President, General Counsel and Secretary
                          since February 2000; Senior Vice President, Law &
                          Regulatory Affairs, and Secretary from May 1999 to
                          February 2000; Vice President, Law & Regulatory
                          Affairs, and Secretary prior thereto                       61,432       187,500
Douglas J. Wetmore...... Senior Vice President and Chief Financial Officer since
                          September 2000; Vice President and Chief Financial
                          Officer from April 1998 to September 2000;
                          Controller prior thereto; Director                         32,667       154,500
Gail S. Belmuth......... Vice President, Corporate Communications since June
                          2001                                                            0        25,000
Clint D. Brooks......... Vice President, Research and Development since
                          October 2000                                                    0        85,000
Steven J. Heaslip....... Vice President, Global Human Resources since
                          September 4, 2001                                               0        23,000
William S. Kane......... Vice President, Human Resources from September 1999
                          to August 31, 2001                                              0       100,000
Margaret Hayes Adame.... Director                                                    15,000         4,000(2)
Gunter Blobel........... Director                                                         0         4,000(2)
J. Michael Cook......... Director                                                     2,000         4,000(2)
Peter A. Georgescu...... Director                                                     2,000         4,000(2)
Arthur C. Martinez...... Director                                                     3,000         4,000(2)
Henry P. van Ameringen.. Director                                                 8,053,705         4,000(2)
William D. van Dyke, III Director                                                 7,299,493         4,000(2)

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(1) See page 4 of IFF's Proxy Statement for 2001 Annual Meeting of Shareholders
    which is incorporated by reference herein for a further description of the shares of IFF's Common Stock beneficially owned by Messrs. van Ameringen and van Dyke. Their percentage of beneficial ownership stated in the proxy statement will remain unchanged after the sale of the shares in column (B) above.
(2) Includes 1,000 share stock award granted September 11, 2001 effective October 1, 2001.

                  This supplement is dated December 26, 2001